UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2023

SILVER STAR PROPERTIES REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-53912	26-3455189
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2909 Hillcroft, Suite 420, Houston, Texas		77057
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (713) 467-2222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mark Torok’s initial contract term extended to October 16, 2026, and he resigned effective April 28, 2023. Mr. Torok’s resignation as Chief Executive Officer of Silver Star Properties REIT, Inc. (the “Company”) was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Also effective April 28, 2023, the Executive Committee of Board of Directors of the Company appointed David Wheeler to serve as the Company’s Interim President and has elevated the role and duties of Michael Racusin, General Counsel and Corporate Secretary. A search is underway to identify a permanent CEO with substantial self-storage experience in a public market. The Executive Committee of the Board of Directors has retained a nationally recognized executive search firm to assist in the process, and it is confident in the prospects for obtaining a leader capable of carrying the company forward in its self-storage strategy.

Mr. Wheeler will receive an annual base salary of $375,000 and a monthly expense allowance of $3,400 and Mr. Racusin will receive an annual base salary of $275,000. In addition, Mr. Wheeler will receive a grant of 40,000 Performance Units and Mr. Racusin will receive a grant of 25,000 Performance Units under the Silver Star Properties REIT, Inc. and Hartman XX Limited Partnership 2023 Incentive Award Plan.

Before his appointment, Mr. Wheeler, age 62, served as Executive Vice President and Chief Investment Officer of the Company, with responsibilities that included overseeing the Company’s capital markets activities; leasing and marketing activities; acquisition, financing, and disposition programs; sourcing investment opportunities; ownership transition; and asset management, disposition. Before joining a predecessor of the Company in January 2003, Mr. Wheeler carried out a 16-year tenure with CBRE. At CBRE, he served as Vice President of the Investment Services Division where he completed the sale of over nine million square feet throughout the South-Central U.S., including thirteen self-storage facilities. While at CBRE, Mr. Wheeler represented Storage Trust, now an entity of Public Storage, and its Dallas-Fort Worth expansion. Mr. Wheeler holds an MBA with a concentration in Real Estate from Southern Methodist University and a Bachelor of in Civil Engineering with an option in Construction Management from Texas A&M University.

Mr. Wheeler’s assignment will concentrate principally on capital markets activity, raising capital by selling legacy assets, and continuing, with the assistance of the Executive Committee, the process already begun to list the Company’s common stock for trading on an established securities exchange by implementing the Company’s self-storage strategy.

Mr. Racusin, age 42, the Company’s General Counsel and Corporate Secretary, has more than 16 years of corporate legal experience and has a diverse background in legal and risk management, capital raising, and counseling on negotiations, contracts, and core business operations. Before joining the Company, Mr. Racusin held the position of General Counsel and Corporate Secretary at Luby’s, Inc., a formerly publicly traded restaurant and food service company. In his role, he led the legal and risk management departments, provided material management and support for acquisitions and divestitures, and counseled the Board of Directors. In addition, Mr. Racusin co-founded the world’s first and leading crowdfunding platform for oil, gas, and energy investments at EnergyFunders, where he led the company to a successful exit in June 2020. Mr. Racusin holds a Doctor of Jurisprudence from The University of Houston Law Center and a Bachelor of Arts from The University of Texas at Austin.

Mr. Racusin’s elevated position includes more oversight of capital markets and facilitating legacy asset sales.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SILVER STAR PROPERTIES REIT, INC.
(Registrant)
Date: May 4, 2023	By:	/s/ Michael Racusin
Michael Racusin
General Counsel and Corporate Secretary